EXHIBIT 10.9 AGREEMENT BETWEEN Harrison Digicom AND MARTIN COMMUNICATIONS, INC. THIS AGREEMENT is made and entered into by and between Harrison Digicom, Inc. (hereinafter "HARR"), a Nevada Corporation, with it's operation offices at 3505 Cadillac Avenue, Suite 0-204, Costa Mesa, California 92626 and Martin Communications, Inc. (hereinafter " MCI"), a Nevada Corporation and John Martin, Howard Frantom, and Harold Sabbagh (hereinafter "Partners") with office at 16176 Alert Lane, Huntington Beach, California, 92649.
WHEREAS, the Parties intent to enter into an agreement and wish to engage in the business of establishing, marketing, operating a communications company as outline in the submitted business plan dated 11/19/98 and MCI warrants all rights, title, technology, software, and/or other requirement to execute such plan except financial capability, and jointly have agreed to the following.; and

WHEREAS, the Parties intend that MCI will be acquired by HARR for the price of $1,000,000 the value paid in a direct stock swap.

NOWTHEREFORE, in consideration of the mutual promises and covenants exchange herein and other good valuable consideration the receipt and sufficiency of which is hereby acknowledged, HARR and MCI agree as follows:
The entire stock in MCI is to be owned one hundred percent (100%) by HARR in exchange for 800,000 shares of common shares of HARR, the public company. The agreed price of this acquisition is $1,000,000 in a direct stock swap at a strike price of $1.25 per share of common class restricted in accordance the SEC and a par value of .001. Stock shall be issued upon due diligence by both parties and initial funding.
_Ten percent (10%) of the stock shall be issued upon final consummation of this agreement.

_The remaining ninety percent (90%) of stock shall be issued and held in Trust/ escrow for a period of not less than one year or until $300,000 monthly gross revenue is achieved under by MCI as an operating entity of Harrison Digicom, Inc.

_The Board shall retain all voting rights of said stock until release to Partners of MCI within the guidelines of this agreement.
_Within a two year period from the execution of this agreement 90% of the remaining stock shall be released if MCI has achieved the minimum gross revenue of $300,000 or percentage thereof at the end of the escrow period on a pro rata basis. (Example, MCI monthly revenue is $100,000 than MCI shall receive 33% of said stock held by HARR.
Escrow/Trust shares when released shall be issued with the origination date to match this agreement and shall be free trading upon being release to Mr. John Martin (40%), Mr. Howard Frantom (40%) and Harold Sabbagh (20%) or as designated by each party. Stock shall be issued immediately.
This transaction is intended to be a tax-free exchange.

Mr. John Martin shall be required to be retained as the President and Director of MCI and for a period not less than five years as per shown in Exhibit A.
The Parties shall each make available to each other, and their respective officers, directors, attorneys, representatives and accountants, such documents, reports, and other information as may be reasonably requested to consummate the several transactions contemplated herein. Any information received by or on behalf of any investigating party shall be deemed confidential information in accordance with the provision of the following paragraph.
Each of the Parties hereto shall, and shall cause their respective officers, directors, attorneys, representatives, employees, shareholders, affiliates and agents, to keep confidential as proprietary and privileged information, the negotiations of the Parties respecting the consummation of the transaction contemplated hereby, and any other item which may be expressly identified or noticed as confidential. Notwithstanding the confidential information in order to proceed with the transaction contemplated hereby.

The foregoing Agreement is the entire agreement of the Parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings or agreements, this Agreement may be modified only by a writing signed by all parties to this agreement.
The Parties represent and warrant that they have the requisite power and authority to enter into the definitive agreements contemplated by this Agreement and that engagement of this agreement will not violate any of the respective Parties' by-laws, articles of incorporation, or the terms of any contract, indenture or mortgage to which any of the Parties is subject to.
The Parties hereby state that they, having the benefit of legal counsel, fully understand the terms and conditions of this Agreement.

Should any part, term or provision of this Agreement including termination, except material breach items be determined by any tribunal, court or arbitrator to be illegal or invalid, the invalid, the validity of the remaining parts, terms or provision shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be part of this agreement.
The parties agree that the failure of a Party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the Parties' full right or ability to require performance of the same or any other provision of this Agreement at anytime thereafter.

The parties agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one in the same instrument.

Partners / MCI shall hold Harrison Digicom, Inc. harmless of any and all liabilities of MCI that occurred prior to this transaction. Harrison shall hold Partners/MCI harmless of any and all liabilities of MCI that occurred prior to this transaction.

MCI hereby warrants to Harrison Digicom, Inc. that Partners has clear title to the to 100% of the stock of corporation Martin Communications and software/technology as further disclosure in business plan that is hereby included as part of the agreement as shown in Exhibit B and shall transfer said stock immediately upon the funding of this agreement.

The Agreement shall be governed by the laws of the State of Nevada and shall effect as a sealed instrument.

This agreement shall supersede all other agreements, verbal or written by both parties in all business transactions and relationships prior to the agreement. WHEREAS, the Parties have read the above agreement and attest that they fully understood and knowingly accept its provisions in their entirety without reservation.

/S/JOHN MARTIN
John Martin , President
Martin Communications, Inc.

/S/HOWARD FRANTOM
Howard Frantom, Consultant   Date
Martin Communications, Inc.
/S/HAROLD SABBAGH
Harold Sabbagh, E.V. President  Date
Martin Communications, Inc.

/S/JOHN W. BUSH
John W. Bush President/CEO     Date
Harrison Digicom, Inc.

Enclosures A,B

Exhibit A: Shall Include:
Mr. Martin shall execute a 5 year employment contract. Mr. Martin shall be compensated within the Board approved guidelines of HARR. Shall serve as President/CEO of MCI at the grade level E13 (Senior Vice President), salary base of $120,000, 70% bonus and 150,000 stock options at a price of $1.00 released at the rate of 1/5 annually per his employment contract. Mr. Martin shall have full P&L responsibility for MCI and sole discretionary power to hire, promote, remove and terminate all personnel within the

Exhibit B: Shall Include:
Copy of Corporate Charter, articles of incorporation, plus a board resolution approving this transaction and transfer of stock, plus selection of Board of Directors. Business plan dated 11/19/98.